Calculation of Filing Fee Tables
S-8
Paramount Global
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class B Common Stock, par value $0.001 per share	Other	31,000,000	$ 10.28	$ 318,680,000.00	0.0001476	$ 47,037.17
Total Offering Amounts:						$ 318,680,000.00		$ 47,037.17
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 47,037.17
Offering Note
[1]	FN1 to "Amount Registered": Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of additional shares of Class B common stock, par value $0.001 per share (the "Class B Common Stock"), of Paramount Global ("Paramount," the "Company" or the "registrant"), which may be issued to prevent dilution resulting from adjustments as a result of stock splits, stock dividends or similar transactions. FN2 to "Proposed Maximum Offering Price Per Unit": Pursuant to Rule 457(c) and (h) of the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Class B Common Stock on the NASDAQ consolidated reporting system on August 8, 2024 and is estimated solely for purposes of calculating the registration fee. FN3 to "31,000,000": Represents 31,000,000 additional shares of common stock reserved for issuance under Paramount's Amended and Restated Long-Term Incentive Plan.